Exhibit 15b

AVRICORE HEALTH INC.

FIXED 20% STOCK OPTION PLAN

May 16, 2024

1.	PURPOSE: The purpose of this Stock Option Plan (the “Plan”) is to encourage common stock ownership in AVRICORE HEALTH INC. (the “Company”) by directors, officers and employees of the Company or any subsidiary of the Company, by consultants of the Company or any affiliate of the Company, or by an employee of a company which provides management services to the Company at the time an option is granted hereunder (hereinafter referred to as “Optionees”) who are primarily responsible for the management and profitable growth of its business and to advance the interests of the Company by providing additional incentive for superior performance by such persons and to enable the Company to attract and retain valued directors, officers and employees by granting options (the “Options” or “Option”) to purchase unissued common shares (the “Common Shares”) of the Company on the terms and conditions set forth in this Plan and any stock option agreements (the “Stock Option Agreements”) entered into between the Company and the Optionees in accordance with the Plan.

2.	ADMINISTRATION: The Plan shall be administered by the board of directors (the “Board of Directors”) from time to time of the Company (the “Administrator”). No member of the Board of Directors shall by virtue of such appointment be disentitled or ineligible to receive Options. The Administrator shall have full authority to interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of management, and the decision of the Administrator shall be binding and conclusive. The decision of the Administrator shall be binding, provided that notwithstanding anything herein contained, the Administrator may from time to time delegate the authority vested in it under this clause to, the President who shall thereupon exercise all of the powers herein given to the Administrator, subject to any express direction by resolution of the Board of Directors of the Company from time to time and further provided that a decision of the majority of persons comprising the Board of Directors in respect of any matter hereunder shall be binding and conclusive for all purposes and upon all persons. The senior officers of the Company are authorized and directed to do all things and execute and deliver all instruments, undertakings and applications as they in their absolute discretion consider necessary for the implementation of the Plan.

3.	NUMBER OF SHARES SUBJECT TO OPTIONS: The Board of Directors of the Company will make available that number of Common Shares for the purpose of the Plan that has been approved by resolution of the shareholders of the Company, subject to the following limitations:

a)	subject to adjustment by resolution of the shareholders of the Company or by operation of section 6 or section 7 hereunder, the aggregate number of Common Shares issuable pursuant to the Plan shall not exceed 19,970,000 Common Shares including any Common Shares issuable on any outstanding stock options previously granted on an individual basis. The number of Common Shares issued hereunder may be increased or changed by the Administrator, subject to shareholder and regulatory approval.

b)	until the Company has obtained disinterested shareholder approval to this Stock Option Plan in accordance with the policies, if any, of any stock exchange having jurisdiction over the Company (the “Exchange”) and subject to the rules of the Exchange limiting the Company in matters referred to herein and subject also to section 3(a) hereunder:

(2)

i)	the number of Common Shares reserved for issuance to “insiders” (as defined in the Securities Act (British Columbia) in any 12 month period, calculated as at the date any Common Shares are reserved for issuance or issued to “insiders”, shall not exceed 10% of the outstanding issue, unless disinterested shareholder approval is obtained;

ii)	the number of Common Shares issuable to “insiders” (as defined in the Securities Act (British Columbia) shall not exceed 10% of the outstanding issue at any point in time;

ii)	no more than 5% of the outstanding issue may be granted to any one individual in any twelve month period; and

iii)	the exercise price of options granted to insiders shall not be decreased, nor shall the term of any option granted to an insider be extended, without disinterested shareholder approval.

For the purposes of the Plan, “outstanding issue” is the number of issued and outstanding Common Shares immediately prior to the reservation of Common Shares in question, plus the number of Common Shares which will be issued on exercise or deemed exercise of any Special Warrants outstanding prior to the foregoing reservation and exclusive of any Common Shares issuable on exercise of share purchase warrants issuable on exercise of any of the foregoing Special Warrants.

(c)	the number of Common Shares reserved for issuance to an Optionee who is a consultant to the Company shall not exceed two percent of the outstanding issue in any twelve month period.

(d)	the aggregate number of Common Shares reserved for issuance to Optionees who are employed in an investor relations capacity shall not exceed two percent of the outstanding issue in any twelve month period and must vest over a minimum of twelve (12) months on a quarterly basis.

In the event that Options granted under the Plan are surrendered, terminate or expire without being exercised in whole or in part, new Options may be granted covering the Common Shares not purchased under such lapsed Options.

4.	PARTICIPATION: Optionees must be bona fide in nature, as confirmed by both the Administrator and the Optionee. Options shall be granted under the Plan only to Optionees as shall be designated from time to time by the Administrator and shall be subject to the approval of such regulatory authorities as the Administrator shall designate, which shall also determine the number of Common Shares subject to such Option. Options granted under the Plan shall be non-assignable and nontransferable except as noted in section 5 hereunder. Optionees who are consultants of the Company or an affiliate of the Company must either perform services for the Company on an ongoing basis or provide, or be expected to provide, a service of value to the Company or to an affiliate of the Company. In addition to the Optionees described above, Options may be granted under the Plan to a personal holding company wholly owned by a person eligible to be granted options under the Plan provided the Optionee executes an undertaking in a form as may be required by the Exchange.

(3)

5.	TERMS AND CONDITIONS OF OPTIONS: The terms and conditions of each Option granted under the Plan shall be set forth in written Stock Option Agreements between the Company and the Optionee. Such terms and conditions shall include the following as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Administrator or as may be required pursuant to the rules or policies of any regulatory authority having jurisdiction over the Company:

(a)	Option Exercise Price: The option exercise price (the “Option Exercise Price”) of any Option granted under the Plan shall be equal to the greater of either the amount designated by the Administrator at the time of grant, or the Discounted Market Price of the Common Shares. For the purpose of this paragraph, “Discounted Market Price” shall be calculated in accordance with the policies of the Exchange at the time of grant of the Option. The Administrator may also determine that the Option Exercise Price per Common Share may escalate at a specified rate or rates.

(b)	Payment: The full purchase price of Common Shares purchased under the Option shall be paid in cash in the form of currency or check or other cash equivalent acceptable to the Company. A holder of an Option shall have none of the rights of a shareholder until the Common Shares are issued to him. All Common Shares issued pursuant to the exercise of Options granted under the Plan, will be so issued as fully paid and non-assessable Common Shares. No Optionee or his legal representatives, legatees or distributes will be, or will be deemed to be, a holder of any Common Shares subject to an Option under this Plan, unless and until certificates for such Common Shares are issued to him or them under the terms of the Plan.

(c)	Term of Options: Options may be granted under this Plan exercisable over a period not exceeding ten years. Each Option shall be subject to earlier termination as provided in subparagraph (e) below.

(d)	Exercise of Options: The exercise of any Option will be contingent upon receipt by the Company at its head office of a written notice of exercise, specifying the number of Common Shares with respect to which the Option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Common Shares with respect to which the Option is exercised. An Option may be exercised in full or in part at any time during the term of the Option. This Plan shall not confer upon the Optionee any right with respect to continuance as a director, officer, employee or consultant of the Company or of any subsidiary or affiliate of the Company.

(e)	Termination of Options: Any Option granted pursuant hereto, to the extent not validly exercised, and save as expressly otherwise provided herein, will terminate on the earlier of the following dates:

(i)	the date of expiration specified in the Stock Option Agreement (the “Expiration Date”), being not more than five years after the date the Option was granted;

(ii)	where the Optionee is a personal holding company beneficially owned by, a person eligible to be granted options under the Plan, the date prior to the date that such personal holding company ceases to be wholly owned by, a person eligible to be granted options under the Plan;

(iii)	the date specified in the Stock Option Agreement which shall not exceed 90 days after the date of termination of the Optionee’s employment (except in the case of any Optionee whose primary function with the Company involves the performance of investor relations activities, in which case, the termination date shall be 30 days after the Optionee ceases activities on behalf of the Company) or upon ceasing to be a director, officer or Consultant of the Company or of any subsidiary or affiliate of the Company for any cause other than by death;

(4)

(iv)	the earlier of the Expiration Date and the date that is one year after the date of the Optionee’s death during which period the Option may be exercised only by the Optionee’s legal representative or the person or persons to whom the deceased Optionee’s rights under the Option shall pass by will or the applicable laws of descent and distribution, and only to the extent the Optionee would have been entitled to exercise it at the time of his death;

(f)	Non-transferability of Options: No Option shall be assignable or transferable by the Optionee other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him.

(g)	Applicable Laws or Regulations: The Company’s obligation to sell and deliver Common Shares under each Option is subject to such compliance by the Company and any Optionee as the Company deems necessary or advisable with all laws, rules and regulations of Canada and the United States of America and any Provinces and/or States thereof applying to the authorization, issuance, listing or sale of securities and, if the Common Shares of the Company are listed on an Exchange, is also subject to the Exchange accepting for listing the Common Shares which may be issued in exercise thereof.

(h)	Hold Period: Share certificates issued on exercise of an Option shall be legended in all cases as may be required by applicable securities laws and Exchange rules.

6.	ADJUSTMENT IN EVENT OF CHANGE IN STOCK: Each Option shall contain uniform provisions in such form as may be approved by the Exchange and the Administrator to appropriately adjust the number and kind of Common Shares covered by the Option and the exercise price of Common Shares subject to the Option in the event of a declaration of stock dividends, or stock subdivisions or consolidations or reconstruction or reorganization or recapitalization of the Company or other relevant changes in the Company’s capitalization (other than issuance of additional shares) to prevent substantial dilution or enlargement of the rights granted to the Optionee by such Option. Subject to Exchange approval, the number of Common Shares available for Options, the Common Shares subject to any Option, and the Option Exercise Price shall be adjusted appropriately by the Administrator and such adjustment shall be effective and binding for all purposes of the Plan.

7.	AMALGAMATION, CONSOLIDATION OR MERGER: Subject to Exchange approval, if the Company amalgamates, consolidates with or merges with or into another corporation, which it reserves the right to do, any Common Shares receivable on the exercise of an Option granted under the Plan shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation or merger if the Optionee had exercised his Option immediately prior to the record date applicable to such amalgamation, consolidation or merger, and the Option Exercise Price shall be adjusted appropriately by the Administrator and such adjustment shall be binding for all purposes of the Plan.

8.	APPROVALS: The obligation of the Company to issue and deliver the Common Shares in accordance with the Plan is subject to any approvals which may be required from any regulatory authority or Exchange having jurisdiction over the securities of the Company. If any Common Shares cannot be issued to any Optionee for whatever reason, the obligation of the Company to issue such Common Shares shall terminate and any Option Exercise Price paid to the Company will be returned to the Optionee.

9.	STOCK EXCHANGE RULES: The rules of any Exchange upon which the Common Shares are listed shall be applicable relative to Options granted to Optionees and are deemed to be incorporated herein. If, at any time, such rules differ from specific terms of this Plan (the “Differing Terms”) then the rules of the Exchange shall always apply and govern and the Differing Terms shall be of no force and effect.

(5)

10.	AMENDMENT AND DISCONTINUANCE OF PLAN: Subject to shareholder and Exchange approval, the Board of Directors may from time to time amend or revise the terms of the Plan or may discontinue the Plan at any time provided however that save and except by operation of section 9, no such amendment or revision may, without the consent of the Optionee, adversely affect the Optionee’s rights under any Option theretofore granted under the Plan. Notwithstanding the foregoing, the Exchange will not require shareholder approval as a condition of Exchange approval for (i) amendments to fix typographical errors; and (ii) amendments to clarify existing provisions of the Plan that do not have the effect of altering the scope, nature and intent of such provisions.

11.	EFFECTIVE DATE AND DURATION OF PLAN: Subject to regulatory compliance, the Plan shall be effective on the date the Plan was first approved by the Board of Directors of the Company and shall remain in full force and effect from the date provided in the resolution of shareholders approving the Plan and from year to year thereafter until amended or terminated and for so long thereafter as Options remain outstanding in favour of any Optionee. Any Options granted prior to the initial date of approval of shareholders to the Plan shall be deemed to have been validly granted under the Plan as of the date of grant, but may not be exercised unless and until the Plan is first approved by shareholders.

12.	VESTING: Unless approved by the Exchange and the Administrator, any Options granted under the Plan shall vest in the Optionee, and may be exercisable by the Optionee as follows:

(a)	25% of the Options shall vest in and be exercisable by the Optionee on the date of granting;

(b)	25% of the Options shall vest in and be exercisable by the Optionee six (6) months from the date of granting;

(c)	25% of the Options shall vest in and be exercisable by the Optionee twelve (12) months from the date of granting; and

(d)	25% of the Options shall vest in and be exercisable by the Optionee eighteen (18) months from the date of granting.

There is no acceleration of vesting provisions on Investor Relations stock options without prior Exchange approval.

Save and except as aforesaid, no vesting provisions shall apply unless in any particular instance of grant, the Administrator determines vesting to be necessary, in which event, vesting shall be as determined by the Administrator.

RE-APPROVED by the Board on the Effective Date as evidenced by the signature of the following director duly authorized in that capacity effective the 16th day of May, 2024.

David Hall
Chairman of the Board of Directors